QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(i)

Consolidated Statements of Cash Flows

THE ST. PAUL COMPANIES

	Year Ended December 31
	2001	2000	1999
	(In Millions)
OPERATING ACTIVITIES
Net income (loss)	$(1,088)	$993	$834
Adjustments:
Loss (income) from discontinued operations	79	(23)	(129)
Change in property-liability insurance reserves	4,399	(34)	(82)
Change in reinsurance balances	(2,109)	(807)	(502)
Realized investment losses (gains)	94	(632)	(286)
Change in deferred acquisition costs	(53)	(45)	123
Change in insurance premiums receivable	(198)	(450)	(290)
Change in accounts payable and accrued expenses	(87)	29	145
Change in income taxes payable/refundable	(212)	(3)	26
Provision for federal deferred tax expense (benefit)	(81)	372	102
Depreciation, amortization and goodwill writeoff	180	105	118
Cumulative effect of accounting change	—	—	30
Other	(40)	(93)	58

Net Cash Provided (Used) by Continuing Operations	884	(588)	147
Net Cash Provided (Used) by Discontinued Operations	103	25	(197)

Net Cash Provided (Used) by Operating Activities	987	(563)	(50)

INVESTING ACTIVITIES
Purchases of investments	(7,033)	(5,154)	(4,578)
Proceeds from sales and maturities of investments	6,281	6,290	5,472
Sales (purchases) of short-term investments	(256)	199	(466)
Net proceeds from sale of subsidiaries	362	201	251
Change in open security transactions	177	7	(47)
Venture capital partnership distributions	52	57	63
Purchase of office property and equipment	(70)	(88)	(153)
Sales of office property and equipment	9	10	70
Acquisitions, net of cash acquired	(218)	(212)	—
Other	(15)	4	(19)

Net Cash Provided (Used) by Continuing Operations	(711)	1,314	593
Net Cash Used by Discontinued Operations	(583)	(632)	(894)

Net Cash Provided (Used) by Investing Activities	(1,294)	682	(301)

FINANCING ACTIVITIES
Dividends paid on common and preferred stock	(245)	(241)	(246)
Proceeds from issuance of debt	650	498	250
Proceeds from issuance of redeemable preferred securities	575	—	—
Repayment of debt	(196)	(363)	(52)
Repurchase of common shares	(589)	(536)	(356)
Subsidiary's repurchase of common shares	(172)	(51)	(36)
Retirement of preferred securities	(40)	—	(79)
Stock options exercised and other	84	73	7

Net Cash Provided (Used) by Continuing Operations	67	(620)	(512)
Net Cash Provided by Discontinued Operations	343	448	873

Net Cash Provided (Used) by Financing Activities	410	(172)	361

Effect of exchange rate changes on cash	(4)	—	—

Increase (Decrease) in Cash	99	(53)	10

Cash at beginning of year	52	105	95

Cash at End of Year	$151	$52	$105

See notes to consolidated financial statements.

QuickLinks

Consolidated Statements of Cash Flows THE ST. PAUL COMPANIES